EXHIBIT 11

STATEMENT  RE:  COMPUTATION OF EARNINGS (LOSS) PER SHARE
($000's omitted, except for per share data)



                                                      Three Months Ended      Six Months Ended
                                                           June 30,               June 30,
                                                        1996       1995        1996     1995
                                                     -------------------     ------------------
Average shares outstanding                              11,167     11,161     11,169    11,161

Net effect of dilutive stock options
   based on the treasury stock method
   using average market price                              130        104        -0-        99
                                                     ---------  ---------  ---------  --------

                       TOTALS                           11,297     11,265     11,169    11,260
                                                     =========  =========  =========  ========


            NET INCOME (LOSS)                        $   4,899  $   4,161  $ (21,015) $  2,103
                                                     =========  =========  =========  ========

   NET INCOME(LOSS) PER SHARE                        $     .43  $     .37  $   (1.88) $    .19
                                                     =========  =========  =========  ========





Note: Fully diluted calculation is not presented because dilution is less than 3%.